Exhibit No. (10)v

June 16, 2010

Elane Stock

1101 Rosewood Drive

Atlanta, GA 30306

Dear Elane:

This letter confirms the offer made to you to work for Kimberly-Clark Corporation. Your initial assignment will be Senior Vice President and Chief Strategy Officer, reporting to me. Your start date with Kimberly-Clark will be August 9, 2010 and you will assume the Chief Strategy Officer responsibilities on September 1, 2010.

Base Salary

Your starting salary for this position will be $400,000 per year.

Annual Incentive

You will be eligible to participate in Kimberly-Clark’s annual incentive plan for management. Your target will be 65% of your base salary. Your bonus payment will be subject to the terms of the Executive Officer Achievement Award Program. For 2010, you will be eligible for a full-year payment based on actual performance as determined for your position.

Long-Term Incentives

The next regularly scheduled annual equity grant is currently planned for April 2011 and you will be eligible for an award consistent with your level and performance. The 2010 target long-term incentive award for your level is $490,000. Our mix of equity is currently  1/3 in stock options and  2/3 in performance vested restricted stock. The amount, type and mix of long-term incentive instruments used for the annual long-term incentive grants are subject to change.

Total Compensation

Given the above, your total annual compensation target is $1,150,000. This amount is comprised of your base salary ($400,000), annual incentive target amount ($260,000) and long-term incentive target amount ($490,000). Again, your total compensation may be higher or lower than the target amount based on company, team and your individual performance.

Signing Bonus

Effective as of September 1, 2010, you will be granted $250,000 (“Signing Bonus”) of economic value in the form Restricted Stock Units (“RSUs”). The RSUs will vest 100% on September 1, 2013. As a condition of receiving this grant, you will be required to sign a Noncompetition and Confidentiality Agreement. A copy of this agreement is attached for your review.

Benefits and Vacation

As an employee of Kimberly-Clark, you will be eligible for a benefits program that includes medical, dental, life and accident insurance coverage, along with an incentive investment plan, paid vacation/holidays and various other benefits. You will be provided information explaining the terms and conditions of these benefit plans.

You will be extended an executive severance agreement pursuant to the Company’s Executive Severance Plan subject to approval by the Management Development and Compensation Committee of the Board. This plan provides certain benefits to you upon a change in control and subsequent loss of your employment. A summary of the key benefits is enclosed.

You will receive four weeks of vacation beginning in 2010 and subsequent years until you are eligible for any additional vacation according to the Kimberly-Clark vacation policy. Unused vacation based on exception will be forfeited at the end of the year and not paid out in cash.

During Kimberly-Clark’s annual benefits enrollment in the fall, you will have the option to purchase up to one additional week of vacation for the following calendar year. This option is not available during your initial enrollment at the start of your employment. Purchased vacation is forfeited if not used.

Office Location

Your office will initially be based at our Roswell, Georgia campus. It is expected that you will spend a significant amount of your time at our Dallas World Headquarters. Accordingly, you will be temporarily assigned to the Dallas office and will have an office there as well. During this temporary period your travel expenses from your home to Dallas, as well as travel to other locations will be handled under the business travel policy. In June of next year, we will reassess this arrangement and make a determination whether your position needs to be permanently based in Dallas. If it is determined that Dallas will be the permanent office location Kimberly-Clark will relocate you to Dallas, TX under the terms of Kimberly-Clark’s Relocation Program for U.S. Salaried Exempt Employees (“Relocation Policy”). A copy of this policy is enclosed.

Stock Ownership Guidelines

Kimberly-Clark has stock ownership guidelines requiring your position to maintain ownership in Kimberly-Clark stock equal to three times base salary. You are permitted five years to reach this goal. For purposes of determining your ownership, time-vested restricted stock and any shares owned outright are counted. If, at the end of the five years, you are not in compliance with guidelines, your situation will be reviewed by the CEO. Non-compliance can result in a decreased long-term incentive grant.

Conditions of this Offer

This offer is subject to the completion of the Pre-placement Health History Form, to ensure that you are physically capable of carrying out the essential duties of your position. If you choose to make us aware that you have a disability under the Americans with Disabilities Act, we would evaluate whether that disability could reasonably be accommodated in regard to those essential job functions.

This offer is also subject to verification that you have the legal right to work in the United States as required by the Immigration Reform and Control Act of 1986. The Government Form I-9 must be completed within three days of your start date. In addition, you will be required to present certain documentation as part of the required verification process.

Kimberly-Clark takes great steps to protect from disclosure its confidential and trade secret information. In accordance with our policies, we expect that as an employee, you will protect any confidential or trade secret information you learn during your employment. In particular, this protection will require that you sign the Confidentiality, Nonsolicitation and Assignment of Business Ideas Agreement (“Agreement”) as a condition of your employment. The Agreement is required of all new hires at Kimberly-Clark.

Because your position may involve access to confidential business information, Kimberly-Clark will perform a pre-placement background investigation. Our offer of employment is contingent upon the results of this background investigation. United States Public Law 104-208 requires we advise you “that an investigative consumer report including information as to…character, general reputation, personal characteristics, and mode of living” may be made. Upon written request, additional information as to the nature and scope of the report will be provided.

Kimberly-Clark is a drug-free work environment. As a result, an additional condition of this offer is that you must pass a pre-employment urine drug screening. This drug screening must be completed within five days of acceptance.

Because your prior position(s) may have involved access to confidential business information, this offer is contingent on your ability to satisfy any post-employment restrictions you may have with your prior employer(s) so that you are not hindered in the performance of the duties of your position by any non-competition or confidentiality agreement.

The employment relationship can be ended by you or Kimberly-Clark for any reason upon appropriate notice.

Elane, we look forward to your acceptance of this offer. If you have any questions or need additional information, please let me know.

Sincerely,

Thomas J. Falk

Copies:	L. Gottung
W. Wada

There are two copies of the offer letter enclosed. Please indicate your acceptance of our offer by signing your name on the line below and returning the signed letter to Donna Buchheit in the envelope provided. The other copy is for your records.

/s/ Elane Stock
Signature / Date

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